UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2012

URBAN BARNS FOODS INC.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation or organization)

333-145897
Commission File Number

7170 Glover Drive
Milner, British Columbia, Canada V0X 1T0
(Address of principal executive offices)

Registrant’s telephone number, including area code:
604.888.0420

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Consulting Agreements

On November 1, 2012, the Board of Directors of Urban Barns Foods Inc., a Nevada corporation (the “Corporation”) authorized the execution of those certain consulting agreements each dated November 1, 2012 (collectively, the "Consulting Agreements") with certain officers and directors of the Company as follows.

In accordance with the Consulting Agreement between the Corporation and Richard Groome ("Groome"): (i) Groome shall use his best efforts to assist the Corporation in strategic business planning and development of a business plan by identifying and introducing potential domestic, foreign or international business partners and  working on other projects agreed to by the Corporation; and (ii) the Corporation shall grant to Groome 5,000,000 stock options at an exercise price of $0.10 per share for an exercise period of ten years.

In accordance with the Consulting Agreement between the Corporation and Daniel Meikleham ("Meikleham"): (i) Meikleham shall use his best efforts to assist the Corporation in strategic business planning and development of a business plan by identifying and introducing potential domestic, foreign or international business partners and  working on other projects agreed to by the Corporation; and (ii) the Corporation shall grant to Meikleham 5,000,000 stock options at an exercise price of $0.10 per share for an exercise period of ten years.

In accordance with the Consulting Agreement between the Corporation and Leo Benne ("Benne"): (i) Benne shall use his best efforts to assist the Corporation in strategic business planning and development of a business plan by acting as chief agriculture technology officer and working on other projects agreed to by the Corporation; and (ii) the Corporation shall grant to Benne 5,000,000 stock options at an exercise price of $0.10 per share for an exercise period of ten years.

SECTION 8 - OTHER EVENTS

ITEM 8.01 OTHER EVENTS

2012 Stock Option Plan

Effective on October 22, 2012, the Board of Directors authorized and approved the adoption of the 2012 Stock Option Plan under which an aggregate of 25,000,000 of our shares of Series A common stock may be issued. The Board of Directors authorized the grant of an aggregate 15,000,000 stock options in accordance with the terms and provisions of the Consulting Agreements referenced above. The 15,000,000 stock options vest immediately and are exercisable at $0.10 per share for a period of ten years from the date of grant.

The purpose of the 2012 Stock Option Plan is to enhance our long-term stockholder value by offering opportunities to our directors, officers, employees and eligible consultants to acquire and maintain stock ownership in order to give these persons the opportunity to participate in our growth and success, and to encourage them to remain in our service.

The 2012 Plan is to be administered by our Board of Directors or a committee appointed by and consisting of one or more members of the Board of Directors, which shall determine (i) the persons to be granted stock options under the 2012 Stock Option Plan; (ii) the number of shares subject to each option, the exercise price of each stock option; and (iii) whether the stock option shall be exercisable at any time during the option period up to ten (10) years or whether the stock option shall be exercisable in installments or by vesting only. The 2012 Stock Option Plan provides authorization to the Board of Directors to grant stock options to purchase a total number of shares of Series A common stock of the Corporation, not to exceed 25,000,000 shares as at the date of adoption by the Board of Directors of the 2012 Stock Option Plan. At the time a stock option is granted under the 2012 Stock Option Plan, the Board of Directors shall fix and determine the exercise price at which shares of our Series A common stock may be acquired.

In the event an optionee ceases to be employed by or to provide services to us for reasons other than cause, retirement, disability or death, any stock option that is vested and held by such optionee generally may be exercisable within up to ninety (90) calendar days after the effective date that his position ceases, and after such 90-day period any unexercised stock option shall expire. In the event an optionee ceases to be employed by or to provide services to us for reasons of retirement, disability or death, any stock option that is vested and held by such optionee generally may be exercisable within up to one-year after the effective date that his position ceases, and after such one-year period, any unexercised stock option shall expire.

No stock options granted under the 2012 Stock Option Plan will be transferable by the optionee, and each stock option will be exercisable during the lifetime of the optionee subject to the option period up to ten (10) years or the limitations described above. Any stock option held by an optionee at the time of his death may be exercised by his estate within one (1) year of his death or such longer period as the Board of Directors may determine.

The exercise price of a stock option granted pursuant to the 2012 Stock Option Plan shall be paid in full to us by delivery of consideration equal to the product of the stock option in accordance with the requirements of the Nevada Revised Statutes. Any stock option settlement, including payment deferrals or payments deemed made by way of settlement of pre-existing indebtedness, may be subject to such conditions, restrictions and contingencies as may be determined.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01  Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

10.1	Consulting Agreement between Urban Barns Foods Inc. and Richard Groome dated November 1, 2012.

10.2	Consulting Agreement between Urban Barns Foods Inc. and Daniel Meikleham dated November 1, 2012.

10.3	Consulting Agreement between Urban Barns Foods Inc. and Leo Benne dated November 1, 2012.

10.4	Urban Barns Foods Inc. 2012 Stock Option Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Urban Barns Foods Inc. (Registrant)

Date: January 11, 2013	By:	/s/ Jacob Benne
Jacob Benne
President, Chief Executive Officer, Director